Exhibit 99.B(e)(2)(i)

FIRST AMENDMENT AGREEMENT

Amending the terms of a Distribution Agreement

This Amendment Agreement, made as of December 19, 2019, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of its series Baillie Gifford International All Cap Fund, and Baillie Gifford Funds Services LLC (“BGFS”).

WITNESSETH:

The Trust, acting on behalf of its series Baillie Gifford International All Cap Fund (formerly called The International Choice Fund) (the “Fund”), and BGFS entered into a distribution agreement on February 27, 2015 pursuant to which the Trust appointed BGFS as distributor of shares of beneficial interest of the Fund (the “Distribution Agreement”).

In accordance with Section 12 of the Distribution Agreement, the parties now wish to amend the Distribution Agreement, to reflect that the name of the Fund changed from The International Choice Fund to Baillie Gifford International All Cap Fund, with effect from November 25, 2019.

By executing this Amendment Agreement, the parties agree to be bound by the terms of the Distribution Agreement as herein amended, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Distribution Agreement as follows:

1.             Each reference in the Distribution Agreement to “The International Choice Fund” shall be amended to read “Baillie Gifford International All Cap Fund”.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of
Baillie Gifford International All Cap Fund

By	/s/ Gareth Griffiths

Name:	Gareth Griffiths

Title:	Secretary and Chief Legal Officer, Baillie Gifford Funds

BAILLIE GIFFORD FUNDS SERVICES LLC

By	/s/ David Salter

Name:	David Salter

Title:	Chief Executive Officer, Baillie Gifford Funds Services LLC